Exhibit 10.19

AMENDED AND RESTATED CONSULTING AGREEMENT

This AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 11th day of March 2009 by and between Gabriele M. Cerrone (“Consultant”) and Callisto Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Consultant has and will continue to serve as a consultant and Chairman of the Board of Synergy Pharmaceuticals, Inc., a majority owned subsidiary of the Company (“Synergy”);

WHEREAS, the Consultant has previously entered into a consulting agreement with the Company as of December 27, 2004 and an extension and amendment agreement dated as of January 25, 2007 (collectively, the “Consulting Agreement”);

WHEREAS, the parties wish to amend and restate the Consulting Agreement between the Consultant and the Company in its entirety, on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Purpose: The Company hereby engages Consultant for the term specified in Paragraph 2 hereof to render consulting advice to the Company relating to business development, corporate finance and capital markets matters upon the terms and conditions set forth herein.

2.                                       Effective Date and Term:

2.1                                 Effective Date.  This Agreement shall become effective as of August 1, 2008 (the “Effective Date”)

2.2                                 Term.  Unless earlier terminated pursuant to Section 10 hereof, the term of this Agreement shall commence on the Effective Date and shall continue from the Effective Date to December 31, 2011 (the “Initial Term”).  This Agreement shall thereafter be automatically renewed for successive one year periods unless either party shall notify the other in writing of its intention not to renew this Agreement (a “Non-renewal Notice”), which notice shall be given at least 90 days prior to the end of the then current term (the “Expiration Date”).  The period from the Effective Date to the Expiration Date, including the Renewal Term, if any, is referred to herein as the “Term.”

3.                                      Duties of Consultant:  During the term of this Agreement, the Consultant shall devote such portion of his business time and attention to affairs of the Company reasonably necessary to provide the Company with such regular and customary business development, strategic planning, capital markets and corporate finance consulting advice as is reasonably requested by the Company’s management and Board of Directors, provided that Consultant agress to spend at least 75% of his business time and attention to affairs of the Company and Synergy (such percentage to be measured over a rolling three (3) month period during the Term) and provided, further, Consultant shall not be required to undertake duties not reasonably within the scope of this Agreement.   So long as the Consultant serves as a member of the Company’s Board of Directors, Consultant shall serve as Chairman of the Board; provided, at the request of all of the members of the Board of Directors (not counting the Consultant), the Consultant will relinquish his title as Chairman to the Company’s duly appointed chief executive officer, and accept the title of Vice Chairman.

3.1.                              Permissible Services.      The Consultant’s services will include advising the Company’s Board of Directors and senior management on the following matters:

(i)                                     in-licensing and out-licensing technologies and compounds;

(ii)                                  capitalization and corporate organization of the Company;

(iii)                               structure and pricing of offerings of the Company’s securities in public and private transactions;

(iv)                              alternative uses of corporate assets;

(v)                                 structure and use of debt;

(vi)                              application and maintenance of listing of the Company’s stock in securities exchanges and other appropriate markets;

(vii)                           strategic planning

(viii)                        management recruitment and compensation; and

(ix)                                presentations to institutional and professional individual investors in the U.S. and Europe.

3.2                                 Prohibited Services.  The services to be rendered by the Consultant to the Corporation shall not (unless the Consultant is appropriately licensed, registered or there is an exemption available from such licensing or registration) include, directly or indirectly: any activities which require the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934.

4.                                       Compensation:  :

4.1.                                                      Base Compensation.

(a)           In consideration for the services rendered by Consultant to the Company pursuant to this Agreement, the Company agrees to pay Consultant the annual sum of $295,000 at the rate of $24,583.33 per month commencing on the Effective Date (“Base Compensation”). The Consultant’s Base Compensation may be increased, but not decreased by the Compensation Panel.  Once increased, such increased amount shall constitute the Consultant’s Base Compensation and shall not be decreased. The Company will include the shares of equity securities of the Company which may be issued upon the exercise of the options held by Consultant in any registration statement under the Securities Act of 1933 which includes securities issuable to any other executive officer of the Company.

(b)           It is expressly acknowledged that Consultant’s Base Compensation shall be allocated between the Company and Synergy, so that the aggregate Base Compensation payable to the Consultant during the Employment Term from the Company and Synergy will not exceed $295,000 (or such higher amount as is determined by the committee of Synergy’s and/or the Company’s Board of Directors empowered to fix or review compensation of the other executive officers of the Company (the “Compensation Panel”).  The current estimate of such allocation is that 75% of the Consultant’s Base Compensation shall be payable by Synergy and 25% of such Base Compensation shall be paid by the Company, however such allocation may change, no more frequently than once each fiscal quarter as determined in good faith by the Company’s Chief Financial Officer.  At any time if Synergy is not obligated to or does not pay its allocated share of Consultant’s Base Compensation, the Company shall pay Consultant’s Base Compensation in full, irrespective of any accounting allocation.   The overall cap of $295,000 shall not be diminished by any bonus or accelerated payment benefit given to Consultant by Synergy.

(c)           In the event Synergy is obligated to pay any item of compensation or reimburse expenses to Consultant under this Agreement, Synergy fails to do so and the Company makes payment to the Consultant pursuant to Section 4.1(b) of this Agreement, the Company shall be subrogated to all claims of the Consultant against Synergy arising from Synergy’s failure to make payment to the extent of such payments made to the Consultant.

4.2.                                                      Incentive Compensation.

(a)                                  Annual Bonus.       Consultant shall be eligible to earn a cash bonus of up to 50% of his Base Compensation per full calendar year during the Term (and a pro rated bonus for the period from August 1, 2008 to December 31, 2008) based on meeting performance objectives and bonus criteria to be mutually identified by Consultant and the Compensation Panel.  Bonuses, if any, shall be subject to all applicable tax and payroll withholdings.

(b)                                 Realization Bonus.

(i)            In the event during the Term of this Agreement the Company enters into either a out-license agreement for any technology relating to cancer or rheumatoid arthritis that grants exclusive marketing rights to a third party, engages in a merger transaction or a sale of substantially all of the assets of the Company that relate to the treatment of cancer or rheumatoid arthritis or enters into a joint venture in which the Company contributes such rights to the joint venture, in each case where the Enterprise Value (defined below) equals or exceeds the minimum value of $150 million, $200 million and $250 million in the first, second, third years of the Term or any years beyond the third year of the Term, respectively, (each, a “ Realization Transaction”) and, in the case of a financing transaction, the Company receives not less than $20 million of gross proceeds; or the license fees the Company contracts to receive (disregarding any contingencies to such payment) equal or exceeds $50 million, the Consultant shall accrue a bonus in an amount determined by multiplying the Enterprise Value (defined below) in the case of a merger, sale, or financing or the sum of the license fees actually received, in the case of an out-license, as the case may be, by 0.5% (one half percent).

(ii)           The accrued bonuses shall be payable to Consultant: (a) in cash in full 5 business days after the closing of any Realization Transaction involving a sale or merger or financing, notwithstanding that the consideration for such merger or sale consists in whole or in part of securities of the acquiring company; or (b) in cash 5 full business days after the Company’s receipt of license fees at the rate of 0.5% of license fees actually received.  The expiration or termination of this Agreement shall not terminate or diminish the Consultant’s right to receive bonus payments with respect to out licenses fees collected after the termination or expiration of this Agreement

(iii)          The “Enterprise Value” in the case of a Change in Control in which consideration is payable to the Company in respect of its assets or business, shall mean the total cash and non-cash (including, without limitation, the assumption of debt) consideration received by the Company or in the case of a Change in Control in which consideration is payable to the Company’s stockholders, the total cash and non-cash (including, without limitation, the assumption of debt) consideration payable to the Company’s stockholders. “Enterprise Value” shall also include, if applicable, any cash or non-cash consideration payable to the Company or to the Company’s stockholders on a contingent, earnout or deferred basis. To the extent that any consideration in a transaction is not received in cash upon the consummation of the Change in Control, the value of such non-cash consideration for purposes of calculating the Enterprise Value will be determined by the Board of Directors of the Company prior to the Change in Control in good faith. In the event that less than 100% of the stock or assets of the Company is purchased in the Change in Control transaction, the Enterprise Value shall be extrapolated from the percentage of the Company’s capital stock or assets impacted in such Change in Control transaction to determine if the $400 million threshold was exceeded, but the Transaction Fee shall be calculated based on the actual consideration received by the Company or shareholders, as the case may be. Section 4.2(b)(i), however, shall not apply to any event resulting in a Change in Control in which neither the Company nor its stockholders receives consideration either upon, or in connection with, the occurrence or consummation of the event resulting in a Change in Control.

(iv)          The Enterprise Value in a financing transaction shall be determined on the basis of the pre-money valuation of the Company for financing purposes, provided the Realization Bonus shall accrue in full but only be payable to the extent of 3% of the gross proceeds received by the Company in the financing.

(c)                                  Options.        The Compensation Panel will consider grants of options to the Consultant no less frequently than annually commencing February 1, 2010.

5.                                       Expenses and Services:

5.1                                 Consultant is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel (at the fare class no less favorable than that of other executive officers of the Company), cellular telephone (including access charges and business calls), electronic market data services consisting of a full office-based and portable Bloomberg information services, the cost associated with accessing office facilities and administrative assistance outside of the Company’s principal executive offices at such times that the Consultant is attending to matters within the scope of this Agreement and business entertainment.  Additionally, the Consultant is authorized to incur reasonable expenses for the attendance of conferences in fields relate to technology of interest to the Company, finance of biotechnology ventures, and similar events related to Consultant’s duties and responsibilities as Consultant deems necessary.  Company will reimburse Consultant for all such expenses upon presentation by Consultant of appropriately itemized accounts of such expenditures or the Company will pay such expenses directly.

5.2           During the Term, the Company will at its sole expense provide the Consultant with computing hardware and software tools, office facilities and qualified, access to Company information and financial records and an experienced administrative assistant and such legal and accounting support services as is deemed appropriate by the Consultant.  Such services and facilities will not be diminished without the Consultant’s prior consent.

5.3           In the event this Agreement is terminated other than for Cause or voluntarily by the Consultant, the Company, in addition to any other termination benefit, will make a lump sum payment to Consultant equal to the amount of reimbursable expenses accrued for the services and accommodations set forth in Sections 5.1 and 5.2 during the 12 full calendar months preceding the date of termination.  In the event 12 full calendar months of the Term shall not have elapsed as of the date of termination, the lump sum payment shall equal the average monthly expenses accrued for the full calendar months of the Term completed as of the date of termination times 12.  Such lump sum payments shall be made no later than 30 days after termination. In the event of a disagreement between the Company as to the amount of such lump sum payment, the Company shall pay the amount as to which there is no dispute, pending the settlement of any amounts as to which there is a dispute.

6.                                       Liability of Consultant:  The Company acknowledges that all opinions and advice (written or oral) given by Consultant to the Company in connection with Consultant’s engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Consultant to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Consultant, or use Consultant’s name in any annual reports or any other reports or releases of the Company without Consultant’s prior written consent.  Consultant’s maximum liability shall not exceed the cash compensation received from the Company.

7.                                       Consultant’s Services to Others:  The Company acknowledges that Consultant and its affiliates are in the business of investing and providing financial services and consulting advice to others.  Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with respect to others, or in rendering such advice to others.

8.                                       Company Information:

a.             The Company recognizes and confirms that, in advising the Company and in fulfilling his engagement hereunder, Consultant will use and rely on data, material and other information furnished to Consultant by the Company.  The Company acknowledges and agrees that in performing his services under this engagement, Consultant may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.  The Company agrees to notify Consultant in writing via overnight courier, facsimile or e-mail of any material event and/or change with in twenty-four hours of its occurrence.

b.             Consultant recognizes and acknowledges that by reason of Consultant’s retention by and service to the Company before, during and, if applicable, after the Term, Consultant will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information relating to the field of in which the Company is actually engaged in research, development, collaboration or sales at the time of such disclosure (collectively referred to as “Confidential Information”).  Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that it will not, unless expressly authorized in writing by the Company, at any time during the Consulting Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Consultant also covenants that at any time after the termination of this Agreement, directly or indirectly, it will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant’s possession during the Consulting Term shall remain the property of the Company.  Except as required in the performance of Consultant’s duties for the Company, or unless expressly authorized in writing by the Company, Consultant shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Upon termination of this Agreement, the Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant’s possession.

9.                                       Consultant an Independent Contractor:  Consultant shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof.  It is expressly understood and agreed to by the parties hereto that Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

10.                                 Termination:

10.1                           Termination Without Cause or for Good Reason.

(a)                                  If this Agreement is terminated by the Company other than for Cause (as defined in Section 10.4 hereof) or as a result of Consultant’s death or Permanent Disability (as defined in Section 10.2 hereof), or if Consultant terminates his employment for Good Reason (as defined in Section 10.1 (b) hereof) prior to the Expiration Date, Consultant shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

(i)                                     a severance payment (the “Severance Payment”), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the Consultant’s Base Compensation for the then remaining term of this Agreement or twelve times the average monthly Base Compensation paid or accrued during the three full months immediately preceding such termination;

(ii)                                  expense compensation, which shall be paid in a lump sum payment within ten (10) days of the date of termination, in an amount equal to twelve times the sum of average monthly cost during the three full months immediately preceding such termination of providing the services to Consultant set forth in Section 5.1 and Consultant’s reimbursed expenses set forth in Section 5.2;

(ii)           immediate vesting of all unvested stock options and the extension of the exercise period of such options to the later of the longest period permitted by the Company’s stock option plans or ten years following the Termination Date;

(iii)          payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump sum within ten (10) days of the date of termination; and

(iv)          payment of the cost of comprehensive medical insurance for consultant for a period of twelve months following the termination.

(b)                                 For purposes of this Agreement, “Good Reason” shall mean any of the following (without Consultant’s express prior written consent):

(i)            Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Consultant’s duties or responsibilities (except in connection with the termination of Consultant’s employment for Cause, as a result of Permanent Disability, as a result of Consultant’s death or by Consultant other than for Good Reason);

(ii)           A reduction by the Company in Consultant’s Base Compensation or any failure of the Company to reimburse Consultant for material expenses described in Section 5.1 or provide the services described in Section 5.2 of this Agreement;

(iii)          The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of Company as provided for in Section 11 hereof;

(iv)          Moving the principal offices of Company to a location outside of the Metropolitan New York Area; or

(v)           Upon a Change of Control of Company (as such term is hereinafter defined).

(c)                                  The following provisions shall apply in the event compensation provided in Section 10.1 (a) becomes payable to the Consultant:

(i)            In the event the severance compensation provided for in subsection 10.1(a)  above cannot be finally determined on or before the tenth day following such termination, the

Company shall pay to the Consultant on such day an estimate, as determined in good faith by the Company of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Consultant payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code).

(ii)           If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Consultant on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Consultant, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Consultant in connection with a Change in Control of the Company or the Consultant’s termination of employment, whether payable pursuant to the terms of Section 10 of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated (or which, as a result of the completion of transaction causing such a Change in control, will become affiliated) with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 28OG(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 28OG(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Consultant, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 28OG(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Consultant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Consultant’s residence an the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Consultant’s employment, the Consultant shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Consultant remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Consultant from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Consultant’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

10.2                           Permanent Disability.                               If Consultant becomes totally and permanently disabled (as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof) (“Permanent Disability”), Company or Consultant may terminate this Agreement on written notice thereof, and Consultant shall receive or commence receiving, as soon as practicable:

(i)            amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains for the Consultant, if any, during the term hereof;

(ii)           the Compensation Payment which shall be paid to Consultant as a cash lump sum within 30 days of such termination; and

(iii)          immediate vesting of all unvested stock options.

10.3                           Death.             In the event of Consultant’s death during the term of his employment hereunder, Consultant’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

(i)            compensation equal to one year’s Base Compensation which shall be paid within 30 days of such termination;

(ii)           any death benefits provided under the Consultant benefit programs, plans and practices in which the Consultant has an interest, in accordance with their respective terms;

(iii)          the Compensation Payment which shall be paid to Consultant’s estate as a cash lump sum within 30 days of such termination; and

(iv)          such other payments under applicable plans or programs to which Consultant’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

10.4                           Voluntary Termination by Consultant: Discharge for Cause.       The Company shall have the right to terminate this Agreement for Cause (as hereinafter defined). In the event that Consultant’s employment is terminated by Company for Cause, as hereinafter defined, or by Consultant other than for Good Reason or other than as a result of the Consultant’s Permanent Disability or death, prior to the Termination Date, Consultant shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment.  As used herein, the term “Cause” shall be limited to (i) willful malfeasance or willful misconduct by Consultant in connection with the services to the Company in a matter of material importance to the conduct of the Company’s affairs which has a material adverse affect on the business of the Company, or (ii) the conviction of Consultant for commission of a felony.  For purposes of this subsection, no act or failure to act on the Consultant’s part shall be considered “willful” unless done, or omitted to be done, by the Consultant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Termination of this Agreement pursuant to this Section 10.4 shall be made by delivery to Consultant of a copy of a resolution duly adopted by the affirmative vote of all of the members of the Board of Directors called and held for such purpose (after 30 days prior written notice to Consultant and reasonable opportunity for Consultant to be heard before the Board of Directors prior to such vote), finding that in the good faith business judgment of such Board of Directors, Consultant was guilty of conduct set forth in any of clauses (i) through (ii) above and specifying the particulars thereof.

11.                               Assignment:

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Consultant and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Consultant (except by will or by operation of the laws of intestate succession or by Consultant notifying the Company that cash payment be made to an affiliated investment partnership in which Consultant is a control person) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

12.                               Change In Control:

12.1                           Definition.                                        For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any Consultant benefit plan sponsored by the Company, or such person on the Effective Date hereof is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

12.2                           Rights and Obligations.                  If a Change in Control of the Company shall have occurred while the Consultant is director of the Company, the Consultant shall be entitled to the compensation provided in Section 10.1 of this Agreement upon the subsequent termination of this Agreement by either the Company, or the Consultant within two years of the date upon which the Change in Control shall have occurred, unless such termination is a result of (i) the Consultant’s death; (ii) the Consultant’s Disability; (iii) the Consultant’s Retirement; or (iv) the Consultant’s termination for Cause.

13.                               Indemnification:

Consultant, as such and as a Director of the Company, shall be indemnified by the Company against all liability incurred by the Consultant in connection with any proceeding, including, but not necessarily limited to, the amount of any judgment obtained against Consultant, the amount of any settlement entered into by the Consultant and any claimant with the approval of the Company, attorneys’ fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature (“Claim”), to which he is made a party or is otherwise subject to, by reason of his being or having been a director, officer, agent or employee of the Company, to the full extent permitted by applicable law and the Certificate of Incorporation of the Company.  Such right of indemnification will not be deemed exclusive of any other rights to which Consultant may be entitled under Company’s Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

14.                                 Miscellaneous:

(a)                                  This Agreement between the Company and Consultant constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

(b)                                 Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing.

If to the Company, to:	Callisto Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 1609
New York, New York 10170
Attention: Gary S. Jacob, CEO

If to Consultant, to:	Gabriele M. Cerrone
c/o Panetta Partners Ltd.
1275 First Avenue, Suite 296
New York, New York 10021
Attention: Gabriele M. Cerrone, Managing Partner

With a required copy to:

Sommer & Schneider LLP
595 Stewart Avenue, Suite 710
Garden City, NY 11530
Attention: Herb Sommer, Partner

(c)                                  This Agreement may be executed in any number of counterparts, each of whom together shall constitute one and the same original document.

(d)                                 This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

(e)                                  The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(f)                                    This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof.  The parties hereto each hereby submits herself or itself for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state courts in the State of New York.

(d)                                 Any amounts due hereunder to Consultant which remain unpaid after their due date, shall bear interest from the due date until paid at a rate of the prime rate (in effect on the date thereof for Citibank).

(e)                                  The Company’s obligations to make payments under Section 10 and 12 shall survive termination or expiration of this Agreement.

(f)                                    Consultant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

CONSULTANT

/s/ Gabriele M. Cerrone
Gabriele M. Cerrone

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
Name: Gary S. Jacob
Title: CEO